Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Third Quarter Results

•	Q3 revenue of $52.3 million and pro forma EPS of $0.08 in line with guidance
•	Q3 revenue up 54% over previous year
•	YTD pro forma EBITDA of $15.4 million, up 158% from 2009

Miami, FL—November 9, 2010—The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the third quarter, which ended October 1, 2010.

Third quarter 2010 revenue was $52.3 million, a 54% increase from the same period in 2009. Pro forma diluted earnings per share were $0.08 for the third quarter of 2010, as compared to $0.03 for the same period in 2009. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.10 for the third quarter of 2010, as compared to $0.02 for the same period in 2009.

At the end of the third quarter of 2010, the Company’s cash balances were $24.9 million. During the quarter ended October 1, 2010, the Company repurchased 482 thousand shares of its common stock at an average cost of $3.22 per share, for a total cost of approximately $1.6 million. The Company’s current remaining authorization is approximately $6.9 million.

“Demand from our US-based clients contributed to our strong performance this quarter,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group. “Although the volatile economic recovery will continue to create some market uncertainty, we believe our offerings are well-aligned with the performance improvements companies will continue to address.”

Based on the current economic outlook, the Company estimates total revenue for the fourth quarter of 2010 to be in the range of $46.5 million to $48.5 million, and estimates pro forma diluted earnings per share to be in the range of $0.05 to $0.07. At the midpoint of this guidance, quarterly revenues will be up 37% (29% organically) on a year-over-year basis.

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Other Highlights

Hewlett-Packard (“HP”) Receives World-Class Award for HR—The Hackett Group recognized HP as a world-class performer in Human Resources. The award was based on the results of an in-depth HR benchmark performed by The Hackett Group, and recognizes HP’s status as an organization demonstrating top quartile efficiency and effectiveness in HR operations. The company’s performance was measured across more than a hundred HR metrics and compared with results from more than 200 recent benchmarks performed with Global 1000 companies, state and federal government organizations, and academic institutions. HP currently has more than 300,000 employees and conducts business in over 170 countries.

Eastman Chemical Receives World-Class Award for Finance—The Hackett Group recognized Eastman Chemical Company as a world-class performer in finance. The award was based on the results of an in-depth benchmark performed by The Hackett Group in early 2010. It recognizes Eastman’s status as an organization demonstrating top quartile efficiency and effectiveness in corporate finance operations. Eastman, headquartered in Kingsport, Tennessee, is a chemicals, fibers, and plastics company with 2009 sales of $5.0 billion.

Answerthink Joins SAP Fast-Start Program—The Hackett Group’s Answerthink division announced that it has joined the SAP Business All-in-One fast-start program. The program provides midsize companies with tools and methodologies to improve software acquisition and shorten implementation times. Through Answerthink’s participation in the Fast-Start program, growing pharmaceutical companies can now reap the benefits of Answerthink’s EzLifeScienceTM solutions, which are qualified SAP Business All-in-One partner solutions, in a pre-packaged fixed scope fashion.

At 5:00 P.M. ET on Tuesday, November 9, 2010 the senior management of The Hackett Group will host a conference call to discuss third quarter earnings results for the period ending October 1, 2010.

The number for the conference call is (800) 857-9601, [Passcode: Third Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (210) 234-8000.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, November 9, 2010 and will run through 5:00 P.M. ET on Tuesday, November 23, 2010. To access the rebroadcast, please dial (866) 462-8978. For International callers, please dial (203) 369-1364.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, November 9, 2010 and will run through 5:00 P.M. ET on Tuesday, November 23, 2010. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

Page 3 of 6—The Hackett Group, Inc. Announces Third Quarter Results

About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, and globalization advice. Utilizing best practices and implementation insights from more than 5,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with 2,700 major corporations and government agencies, including 97% of the Dow Jones Industrials, 73% of the Fortune 100, 73% of the DAX 30 and 50% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

Copyright © 2010 The Hackett Group, Inc. All rights reserved. Answerthink, EzLifeScience as well as their respective logos are trademarks or registered trademarks of The Hackett Group, Inc.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6—The Hackett Group, Inc. Announces Third Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Revenue:
Revenue before reimbursements	$47,343	$30,688	$137,160	$98,060
Reimbursements	4,962	3,315	15,558	10,075

Total revenue	52,305	34,003	152,718	108,135

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $560 and $442 and $1,768 and $1,531 of stock compensation expense in the quarters and nine months ended October 1, 2010 and October 2, 2009, respectively)	29,144	19,423	85,200	62,078
Reimbursable expenses	4,962	3,315	15,558	10,075

Total cost of service	34,106	22,738	100,758	72,153
Selling, general and administrative costs (includes $432 and $237 and $1,256 and $560 of stock compensation expense in the quarters and nine months ended October 1, 2010 and October 2, 2009, respectively)	14,285	10,475	42,435	34,105

Total costs and operating expenses	48,391	33,213	143,193	106,258

Income from operations	3,914	790	9,525	1,877
Other income (expense):
Non-cash acquisition earn-out shares re-measurement gain	—	—	1,727	—
Interest income	7	6	17	42
Loss on marketable investments	—	—	—	(35)

Income before income taxes	3,921	796	11,269	1,884
Income taxes	(186)	(20)	41	69

Net income	$4,107	$816	$11,228	$1,815

Basic net income per common share:
Net income per common share	$0.10	$0.02	$0.28	$0.05
Weighted average common shares outstanding	40,554	37,651	40,262	37,996

Diluted net income per common share:
Net income per common share	$0.10	$0.02	$0.27	$0.05
Weighted average common and common equivalent shares outstanding	43,058	38,370	42,298	38,381

Pro forma data(1):
Income before income taxes	$3,921	$796	$11,269	$1,884
Acquisition-related costs	—	53	—	53
Non-cash acquisition earn-out shares re-measurement gain	—	—	(1,727)	—
Stock compensation expense	992	679	3,024	2,091
Amortization of intangible assets	520	171	1,495	503

Pro forma income before income taxes	5,433	1,699	14,061	4,531
Pro forma income tax expense	2,173	680	5,624	1,812

Pro forma net income	$3,260	$1,019	$8,437	$2,719

Pro forma basic net income per common share	$0.08	$0.03	$0.21	$0.07
Weighted average common shares outstanding	40,554	37,651	40,262	37,996
Pro forma diluted net income per common share	$0.08	$0.03	$0.20	$0.07
Weighted average common and common equivalent shares outstanding	43,058	38,370	42,298	38,381

(1)	The Company provides pro forma earnings results (which exclude the non-cash acquisition earn-out shares re-measurement gain, stock compensation expense, acquisition-related costs and amortization of intangible assets, and include a normalized tax rate) as a complement to results provided accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6—The Hackett Group, Inc. Announces Third Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 1, 2010	January 1, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,266	$15,004
Accounts receivable and unbilled revenue, net	30,100	28,653
Prepaid expenses and other current assets	2,376	2,683

Total current assets	55,742	46,340
Restricted cash	1,682	1,475
Property and equipment, net	8,449	7,137
Other assets	3,280	4,871
Goodwill, net	76,447	76,712

Total assets	$145,600	$136,535

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,795	$3,674
Accrued expenses and other liabilities	27,013	31,231

Total current liabilities	31,808	34,905
Accrued expenses and other liabilities, non-current	1,811	3,378

Total liabilities	33,619	38,283
Shareholders’ equity	111,981	98,252

Total liabilities and shareholders’ equity	$145,600	$136,535

Page 6 of 6—The Hackett Group, Inc. Announces Third Quarter Results

The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	October 1, 2010	July 2, 2010	October 2, 2009
Revenue Breakdown by Group:
(in thousands)
The Hackett Group(2)(3)	$36,109	$39,325	$23,099
Technology Solutions(4)	16,196	14,360	10,904

Total revenue	$52,305	$53,685	$34,003

Revenue Concentration:
(% of total revenue)
Top customer	4%	7%	7%
Top 5 customers	15%	20%	28%
Top 10 customers	26%	30%	40%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	676	655	497
Total headcount	876	852	664
Days sales outstanding (DSO)	52	54	54
Cash provided by operating activities (in thousands)	$8,365	$5,197	$1,399
Depreciation (in thousands)	$474	$444	$422
Amortization (in thousands)	$520	$515	$171

The Hackett Group:
The Hackett Group annualized revenue per professional (in thousands)	$351	$380	$315

Technology Solutions:
Technology Solutions consultant utilization rate	84%	81%	72%
Technology Solutions gross billing rate per hour	$147	$141	$139

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	482	682	391
Cost of shares repurchased in the quarter (in thousands)	$1,551	$2,059	$990
Average price per share of shares purchased in the quarter	$3.22	$3.02	$2.53
Remaining authorization (in thousands)	$6,886	$3,437	$3,505

(2)	Comparison of a client's demand drivers, costs and practices to a peer group in order to empirically identify and define an organization's ability to improve performance at a process level and to identify and compare business practices utilized by world-class performers. Additionally, strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(3)	Annual or multi-year contracts that provide clients with on-demand access to world-class performance metrics, best practice repository, best practice research forums and conferences, and advice.
(4)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP, and business performance management solutions, which is primarily EPM Oracle.